Exhibit 10.27

RENT AGREEMENT

This rent agreement is executed at Gujrat on 1st day of October, 2022

BY AND BETWEEN

Mrs. Neeta Jain, w/o Mr. Deepak Jain, r/o C4-201, Akshar Pavilion, Vadodara – 390021, (hereinafter referred to as the “first party” or “landlord) on the First Part.

AND

M/s VYOME THERAPEUTICS LTD. (CIN: U73100GJ2017PLC098900) a company incorporated under Companies Act, 2013 through its Director – Mr. Venkateshwarlu Nelabhotla s/o Shri. Anjaneya Sarma Nelabhotla r/o F.No. 202, Windsor Castle, St. No. 6, Uma Nagar, Kundanbagh, Begumpet, Hyderabad – 500016 (hereinafter referred to as “Second Party” or “Tenant”) on the Second Part.

The expression of First Party and Second Party shall mean and include their respective heirs, successors, and assigns.

Whereas the First Party is the owner of the property situated at C4-201, Akshar Pavilion, Priya Cinema Road, Vadodara – 390021 (hereinafter referred to as “said property” or “property” or “premises”).

And whereas the Second Party is engaged in the business research and development and has a laboratory and administrative office in Delhi and will use two table space (around 40 square feet) of the said property as its Registered office for mail communication purposes only and will pay a rent of Rs. 8000/- plus taxes applicable (Rupees Eight Thousand Only) per month to the First Party.

Now this agreement witnessed as under:-

1.

That the tenancy shall commence from October 1, 2022 for a limited period of 22 months only. Both the parties agree that on expiry of Twenty-Two Months of this agreement the monthly rent would be decided as per mutual consent.

2.	That the Second Party will abide by the Rules, Regulations, Laws, Bye-laws of the concerned authorities in respect of the use of the property.
3.	That in case the Second Party wants to vacate the premises earlier than the expiry of tenancy period, then it will give one month’s prior notice to the First Party.
4.	That in case the First Party wants to get vacate the said property from the Second Party then they will serve one month’s prior notice to the Second Party.
5.	That the Second Party shall not make any addition without written permission of the First Party.
6.	That the First Party can inspect the tenancy portion at all reasonable hours.
7.	That the Second Party shall not sublet the said property to any person with or without rent unless with the prior permission of the First Party.
8.	That the Second Party shall not do any work in the said property contrary to the Law.
9.	That the Second Party shall vacate the said property after the expiry of the tenancy period.
10.

That after the expiry of the tenancy period, the Second Party shall handover the actual physical peaceful possession of the said property to the First Party in good condition and thereafter this agreement shall stand as null, void and ineffective.

11.

That the Second Party has satisfied itself about the ownership and title of the First Party regarding the said property and in future the Second Party shall not challenge the ownership of the said property in any court of law.

12.	In case of dispute, only Gujarat Courts shall have the sole jurisdiction over this rent agreement deed.

IN WITNESS WHEREOF, both the parties have signed this Agreement on the day, month and year first above written, in the presence of the following witness:

WITNESS
1.	/s/ Neeta Jain
(Neeta Jain)
First Party (LANDLORD)

2.	/s/ Venkateswarlu Nelabhotla
For VYOME THERAPEUTICS LTD.
(Venkateswarlu Nelabhotla)

DIRECTOR

Second Party (TENANT)